Exhibit 1

26 June 2008
SGL Carbon AG deregisters and terminates its US Exchange Act reporting obligations
Wiesbaden, June 26, 2008. The SGL Group – The Carbon Company (tickers: Germany – SGL GR, SGL GY) – today announces its intention to terminate its duty to file reports under section 13(a) or 15(d) of the US Securities Exchange Act of 1934 and, accordingly, to file Form 15F with the Securities and Exchange Commission (the SEC) today.

This is the last stage in the process begun in 2007.  SGL Group voluntarily delisted its American Depositary Receipts (ADRs) from the New York Stock Exchange, with the last day of trading on June 22, 2007. SGL Group also terminated its ADR program effective June 25, 2007.  In accordance with the SEC rules, which became effective on June 4, 2007, 12 months have elapsed since delisting and termination of the ADR program and US average daily trading volume in its shares over a recent 12-month period is less than 5% of worldwide trading volumes.  SGL Group has therefore now met the criteria for deregistration.

Upon the filing of Form 15F, SGL Group’s reporting obligations under the US Exchange Act will be immediately suspended.  The deregistration will be effective 90 days after the filing, unless the Form 15F is withdrawn by SGL Group prior to its effectiveness, or the SEC objects to the Form 15F within the 90 day period. SGL Group reserves the right to delay or withdraw for any reason the filing of the Form 15F prior to its effectiveness.

About SGL Group – The Carbon Company
The SGL Group is one of the world’s leading manufacturers of carbon-based products. It has a comprehensive portfolio ranging from carbon and graphite products to carbon fibers and composites. SGL Group’s core competencies are its expertise in high-temperature technology as well as its applications and engineering know-how gained over many years. These competencies enable the Company to make full use of its broad material base. SGL Group’s carbon-based materials combine several unique properties such as electrical and thermal conductivity, heat and corrosion resistance as well as high mechanical strength combined with low weight. Due to the paradigm shift in the use of materials as a result of the worldwide shortage of energy and raw materials, there is a growing demand for SGL Group’s high-performance materials and products from an increasing number of industries. Carbon and graphite products are used whenever other materials such as steel, aluminum, copper, plastics, wood etc. fail due to their limited properties. Products from the SGL Group are used predominantly in the steel, aluminum, automotive, chemical and glass/ceramics industries. However, manufacturers in the semiconductor, battery, solar/wind energy, environmental protection, aerospace and defense industries as well as in the nuclear energy industry also figure among the Company’s customers.
With 38 production sites in Europe, North America and Asia as well as a service network covering more than 100 countries, the SGL Group is a company with a global presence. In 2007, the Company’s workforce of around 5,900 generated sales of € 1.4 billion. The Company’s head office is located in Wiesbaden/Germany.

Important note:
This press release contains statements on future developments that are based on currently available information and that involve risks and uncertainties that could lead to actual results deviating from these forward-looking statements. The statements on future developments are not to be understood as guarantees. The future developments and events are dependent on a number of factors, they include various risks and unanticipated circumstances and are based on assumptions that may not be correct. These risks and uncertainties include, for example, unforeseeable changes in political, economic and business conditions, particularly in the area of electrosteel production, the competitive situation, interest rate and currency developments, technological developments and other risks and unanticipated circumstances. We see other risks in price developments, unexpected developments relating to acquired and consolidated companies and in the ongoing cost optimization programs. SGL Group does not intend to update these forward-looking statements.

Press Contact:
Corporate Communications / Press Office / Tino Fritsch
Tel.: +49 (0)611 60 29-105 / Fax: +49 (0)611 60 29-101 Mobile: +49 (0)170 540 2667
E-mail: tino.fritsch@sglcarbon.de / Website: www.sglcarbon.de